Exhibit 10.6

February 9, 2009

Mr. Gregory E. Abel
1545 Glen Oaks Drive
West Des Moines, IA 50266

Dear Greg:

The Board of Directors of MidAmerican Energy Holdings Company (“MEHC”) is pleased to award you the following incremental profit sharing plan in recognition of your past efforts and our expectation of your future contributions.  Your existing employment agreement, salary, bonus, stock, stock option and benefit plans are unaffected by this incremental profit sharing plan (the “Plan”).

The Plan consists of three potential award levels based upon which of the diluted earnings per share (“EPS”) targets MEHC reached over the 2009 through 2013 period. You will receive such profit sharing amount no later than February 28, 2014 if you are employed by MEHC pursuant to and in compliance with your employment agreement through calendar year 2013 or your employment was terminated by MEHC without cause (as defined in your employment agreement) or by death.

The one time profit sharing amount which you can achieve is as follows:

1.	If MEHC’s EPS for any calendar year through calendar year end 2013 are greater than $23.14 per share, but less than or equal to $24.24 per share, you will receive $12,000,000; or

2.	If MEHC’s EPS for any calendar year through calendar year end 2013 are greater than $24.24 per share, but less than or equal to $25.37 per share, you will receive $25,000,000; or

3.	If MEHC’s EPS for any calendar year through calendar year end 2013 are greater than $25.37 per share, you will receive $40,000,000.

Page Two
Gregory E. Abel
February 9, 2009

Such EPS will be determined as follows:

A.	Such earnings shall be computed excluding the effects of these profit sharing amounts.

B.	Such earnings shall exclude material capital gains and losses.

C.	Reasonable dilution adjustments shall be made in the event of any dividend payments (excluding trust preferred payments) or similar events.

D.
In the event that certain future transactions or acquisitions require that separate organizations or capital structures be developed, but which are managed by you and/or your team, then reasonable adjustments will be made to account for each separate structure as though they were part of MEHC.

E.	Other than for items A through D above, the EPS shall be computed utilizing General Accepted Account Principles.

Any changes to this agreement require the approval in writing of both (i) the individual executive and (ii) the MEHC Compensation Committee of the MEHC Board of Directors.

Given the nature of this agreement there will likely be the need for adjustments to be made pursuant to items A through E above over time.  Such adjustments will be made in good faith by a majority written agreement between David Sokol, Gregory Abel, Walter Scott, Jr., Warren Buffett and Marc Hamburg or their designee.  Such good faith determination shall be binding on all parties.

Please acknowledge your acceptance and agreement of this plan by signing and dating where indicated below. Best of luck in achieving your goal.

Accepted and Agreed		Sincerely,

/s/ Gregory E. Abel	February 10, 2009	/s/ Walter Scott, Jr.
Gregory E. Abel	Date	Walter Scott, Jr., Chairman of the MEHC
Compensation Committee of the Board of Directors

CC:  Warren E. Buffett